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Exhibit 10.15

LOCK-UP AGREEMENT

        THIS LOCK-UP AGREEMENT (the "Agreement") is made and entered into this 4th day of November, 2005 by and between ADVANCED BIO-ENERGY, LLC (the "Company"), a Delaware limited liability company, REVIS L. STEPHENSON, III ("Stephenson"), BIOENERGY CAPITAL CONSULTANTS, LLC ("BioEnergy Consultants"), and HOLMES RESIDUARY TRUST ("Holmes Trust"). Stephenson, BioEnergy Consultants, and Holmes Trust are hereby collectively referred to herein as "Security Holders". The Agreement shall be filed with the Company.

        WHEREAS, each of the Security Holders has received membership interests ("Units") of the Company pursuant to Project Development Fee Agreements with the Company; and

        WHEREAS, the number of Units issued to each Security Holder under their respective Project Development Fee Agreement is set forth opposite their name on Schedule A attached to this Agreement (the Units listed on Schedule A are hereinafter referred to as "Restricted Units"); and

        WHEREAS, the Company has applied to the Department of Banking and Finance for the State of Nebraska (the "Department") for registration of 2.5 million membership interests ("Units") for sale to the residents of Nebraska and elsewhere, and as a condition of registration the Security Holders and the Company agree to be bound by this Agreement and the applicable rules and regulations of the Department.

        NOW, THEREFORE, for and in consideration of the mutual promises and agreements hereinafter set forth, the parties hereto agree as follows:

        1.     Prohibition on Transfers.    Except as set forth in Section 3, the Security Holders shall not, from the date of this Agreement and at any time prior to May 10, 2008 (the "Restricted Period"), sell, assign, transfer, or grant any option for the sale of, or otherwise transfer or dispose of, whether or not for consideration, any of the Restricted Units. Except for the Restricted Units listed on Schedule A, this restriction on transfer shall not apply to any other Units of the Company held by the Security Holders. Following the expiration of the Restricted Period, the prohibition on transfers shall terminate and the Security Holders shall be allowed to transfer the Units.

        2.     Termination of Prohibition.    The prohibition and restrictions on transfer of Restricted Units shall terminate upon the earlier of:

          (i)    at the end of the Restricted Period; or

          (ii)   on the Department's agreement to the release of the Units in response to a request by the Company that the Units be released.

        3.     Permitted Transfers.    The Restricted Units may be transferred by will, or pursuant to the laws of decent and distribution, or by operation of law, or by order of any court of competent jurisdiction, but in all cases the Restricted Units shall remain subject to the restrictions of this Agreement and subject to the terms of this Agreement until released pursuant to Section 2 above. The Restricted Units may be transferred by a gift to the Security Holder's family members or to a trust for estate planning purposes, provided that the Restricted Units shall remain subject to the terms of this Agreement.

        4.     Voting.    The Security Holders shall have all voting rights to which the Restricted Units are entitled.

        5.     Distributions.    Any distributions paid on the Restricted Units shall be paid to the respective Security Holder. Any Units issued to the Security Holders resulting from any distributions or splits of the Restricted Units shall be subject to the prohibitions and restrictions under this Agreement.

        6.     Dissolution Preference.    The Security Holders agree that in the event of a dissolution, liquidation, sale of assets, or in any transaction or proceeding which contemplates or results in the distribution of the assets of the Company, such Security Holder does hereby waive all of its right, title and interest in participation in the assets of the Company until the holders of all other Units have been paid, or had irrevocably set aside for them, an amount equal to the purchase price per share, adjusted for splits and unit distributions, after which event the Security Holder shall be entitled to receive an amount equal to the tangible consideration furnished for the Restricted Units, adjusted for splits and distributions, with respect to the Restricted Units and thereafter the Security Holders, without exception, shall participate ratably with all holders of Units of the Company. The foregoing waiver of the Security Holder's participation rights shall not apply to Units held by Security Holder that are not Restricted Units.

        7.     Legend.    A legend shall be placed on the back side of each certificate of the Restricted Units which states that the sale or transfer of the Units evidenced by the certificate is subject to certain restrictions until May 10, 2008, pursuant to an agreement between the certificate holder and the Company, which agreement is on file with the Company.

        8.     Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, successors and assigns.

        9.     Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the state of Nebraska.

        10.   Entire Agreement.    This Agreement constitutes the entire Agreement among the parties with respect to the subject matter hereof. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

        11.   Termination.    This Agreement shall terminate in its entirety when the prohibitions and restrictions on transfers have been released as provided in Section 2.

        IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

COMPANY:
Advanced Bio-Energy, LLC
By:	/s/ LARRY L. CERNY
Its:	Secretary
SECURITY HOLDERS:
/s/ REVIS L. STEPHENSON, III Revis L. Stephenson, III
BioEnergy Capital Consultants, LLC
By:	/s/ JACK PORTER Jack Porter, President
Holmes Residuary Trust
By:	/s/ ROBERT W. HOLMES Robert W. Holmes, Trustee

SCHEDULE A

Restricted Units

Revis L. Stephenson, III	170,000 Units
BioEnergy Capital Consultants, LLC	50,000 Units
Holmes Residuary Trust	85,000 Units

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  Exhibit 10.15